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                                 EXHIBIT 10.35





                            ----------------------
                            RELATIONSHIP AGREEMENT
                            ----------------------

                                   BETWEEN

                             CHELLO BROADBAND N.V.

                                     AND

                             UNITEDGLOBALCOM, INC.



                            DATE AS OF MAY 17, 2000


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     THIS RELATIONSHIP AGREEMENT made as of May 17, 2000, between chello broadband N.V. ("chello"), a company organized under the laws of The Netherlands, and UnitedGlobalCom, Inc. ("UGC"), a company incorporated under the laws of the State of Delaware.

                              W I T N E S S E T H

     WHEREAS, chello is an international provider of broadband services;

     WHEREAS, UGC has substantial cable television operations in different parts of the world;

     WHEREAS, UGC owns a majority of the outstanding shares of United PanEurope Communications N.V. ("UPC");

     WHEREAS chello is a subsidiary of UPC;

     WHEREAS, chello is subject to certain geographic restrictions in conducting its business under the terms of the agreement of February 1999 between UGC and UPC and chello wishes to be released from such restrictions; and

     WHEREAS, chello and UGC wish to regulate certain aspects of their ongoing relationship, specifically their desire to enter into an agreement to provide chello with the right to provide specified services through certain UGC affiliates and other businesses in which UGC has an interest other than UPC and entities (other than UGC) in which UGC has an interest indirectly through UPC;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein, chello and UGC hereby agree as follows;

                                   ARTICLE 1

                                  DEFINITIONS

     Whenever used in this Agreement, the following terms shall have the following meanings:

     "AFFILIATE" means, with respect to any specified Person, any entity that directly, or indirectly through one or more intermediaries, is Controlled by such Person.

     "AGREEMENT" means this agreement, as executed by the parties hereto and as amended from time to time, together with all annexes and exhibits hereto.


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     "CATEGORY A SERVICES" means:

     (i) Internet Access Services and default chello portals, or similar services, delivered by TCP/IP to homes (excluding two-way voice services, two-way video and dial-up internet access) to personal computers;

     (ii) Internet Access Services and default chello portals, or similar services, delivered by TCP/IP to businesses (excluding two-way voice services, two-way video and dial-up internet access); and

     (iii) Internet Access Services and default chello portals, or similar services, delivered by TCP/IP (excluding two-way voice services, two-way video and dial-up internet access) to televisions or other end user devices;

     provided that UGC and chello will negotiate in good faith regarding undefined application and content services other than those described in (i), (ii) and (iii) above that may arise through third parties or other sources to optimize each other's business strategies.

     "CATEGORY B SERVICES" means interactive services designed to supplement or complement Core Television and Video Service Offerings consisting of Walled Garden and Electronic Programming Guides/Interactive Entertainment Guides.

     "CATEGORY C SERVICES" means two-way voice, two-way video and dial-up internet services delivered by TCP/IP.

     "chello FRANCHISE AGREEMENT" means the full franchise agreement between chello and the relevant UGC Local Operator for the delivery of certain chello services incorporating the terms of the Summarized UGC Local Operator Term Sheet.

     "CONTROL", "CONTROLLED" or "CONTROLLING" means, with respect to a relevant entity, (i) the right or ability (by agreement or otherwise) to vote all of the voting interest in the entity in question to procure that such entity enters into a relevant agreement with chello required pursuant to this Agreement, or (ii) the unilateral right through ownership or contract to procure that such entity enters into a relevant agreement with chello required pursuant to this Agreement; in each case without approval of any lender, partner, governmental entity or shareholder.

     "CORE TELEVISION AND VIDEO SERVICE OFFERINGS" means the delivery of a broadcast stream, whether by request of the user or as delivered in accordance with a set program broadcast schedule, for display on television.

     "ELECTRONIC PROGRAMMING GUIDES/INTERACTIVE ENTERTAINMENT GUIDES" means the pivotal navigational service or index point for all digital set-top computer television services, including any default screens providing directory or information services.

     "FRANCHISE AREAS" means with, respect to any UGC Local Operator, the geographical territory or number of homes and/or businesses in respect of which a franchise or other license, authorization or consent enabling the recipient to operate a cable television


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system or other telecommunications network or technology, or to transmit via wireless or satellite technologies, has been awarded or granted by any Governmental Authority or under any Law to the UGC Local Operator.

     "GOVERNMENTAL AUTHORITY" means any international, supranational, national, provincial, state, municipal or local government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     "HFC" means hybrid fibre-optic coaxial cable.

     "INTELLECTUAL PROPERTY" means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos and other source identifiers, including registrations and applications thereof, (iii) copyrights including copyrights in computer software, programs, databases, Internet Web sites, web content and links, and registrations and applications for registrations thereof, (iv) confidential and proprietary information, including trade secrets and know-how, and (v) rights of privacy, publicity and endorsement.

     "INTERNET ACCESS SERVICES" means any TCP/IP-based access to or from the public backbone network or private peering points of presence.

     "LAW" means any international, supranational, national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code or order.

     "NON-CONTROLLED UGC BUSINESS" means any Person (i) which UGC does not Control but in which UGC owns an interest other than UPC and Persons (other than UGC) in which UGC has an interest indirectly through UPC and (ii) which owns or operates broadband networks that pass or reach homes or places of business.

     "OFFICERS' CERTIFICATE" means a certificate signed by the Chief Financial Officer of the Person whose certificate is so required.

     "PERSON" means any individual, partnership, limited liability company, firm, corporation, company, association, trust, unincorporated organization or other entity.

     "PRIMARY BUSINESS" means a business which has contributed at least 50% to a Person's consolidated revenues or operating income in any of the most recent three fiscal years completed prior to the acquisition of such Person.

     "PUBLIC COMPANY" means any Person which has a class or series of its equity securities registered under Section 12(b) or 12(g), or which is required to file reports pursuant to Section 15(d), of the Securities Exchange Act of 1934, as amended (or any successor or comparable provisions of the federal securities laws), which class or series of equity securities are actively traded or any Person with a class or series of its equity securities listed on a stock exchange outside the United States.

     "SERVICES" means Category A Services, Category B Services and Category C Services.


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     "SUMMARIZED UGC LOCAL OPERATOR TERM SHEET" means the form of the UGC summarized term sheet between chello and a UGC Local Operator attached hereto as Annex C.

     "TCP/IP" means the Transmission Control Protocol/Internet Protocol as the same may be modified or amended over time, or any widely used and accepted successor or alternative to this protocol as may evolve over time.

     "TERRITORY A" shall have the same respective meanings as the term "Territory" in the Memorandums of Understanding and the term sheets agreed upon between chello and each of Austar United Broadband Pty Ltd ACN 089 048 439 ("AUSTAR") (including the terms for Telstra Saturn Ltd. ("TELSTRA")), and VTR Global Com S.A. "VTR" attached hereto as Annex A and B respectively (the "AUSTAR AND TELSTRA TERM SHEET", and the "VTR TERM SHEET", respectively).

     "TERRITORY B" means the first 3.2 million homes which are, or within a reasonable time (as agreed by chello and UGC) will be, passed by two-way upgraded HFC networks capable of providing the Services, of UGC Affiliates and Non-Controlled UGC Businesses which are acquired after December 31, 1999 and, in the case of any Non-Controlled UGC Business, the relevant Non-Controlled UGC Business has entered into a chello Franchise Agreement; PROVIDED THAT if any consent or approval is required and not obtained within six months of the date hereof with respect to the franchise agreement with Austar, the 3.2 million homes number in Territory B shall be increased by the number of homes which are, or within a 36 month of the date hereof will be, passed by two-way upgraded networks capable of providing the Services, of Austar and Telstra.

     "TERRITORY C" means all homes and places of business which are reachable by UGC, any UGC Affiliates and/or Non-Controlled UGC Businesses, excluding those in Territory A and B.

     "UGC AGREEMENT" means the agreement of February 1999 between UGC and UPC.

     "UGC AFFILIATE" means any Affiliate of UGC, except UPC and a Person (other than UGC) in which UGC has an interest indirectly through UPC and which owns or operates broadband networks that pass or reach homes or places of business.

     "UGC LOCAL OPERATORS" means UGC Affiliates and Non-Controlled UGC
Businesses.

     "WALLED GARDEN" means access to a permissive list of world-wide-web sites interactive content and applications such as those provided through personal computers (e.g. e-mail, community tools and instant messaging), and an interactive platform for management and delivery of electronic commerce to digital set-top computers.


                                  ARTICLE II

                        PROVISION OF SERVICES BY CHELLO

     SECTION 2.01.  TERRITORY A AND TERRITORY B.

     (a) TERRITORY A. Subject to the terms and conditions of the Austar and Telstra Term Sheet and the VTR Term Sheet, as the case may be, UGC will, with respect to Territory A, within 60 days after the date of this Agreement, cause each of Austar, Telstra and VTR to enter into a franchise agreement with chello that incorporates the terms set forth in the Austar and Telstra Term Sheet and the VTR Term Sheet, respectively, and such other terms as may be agreed by the parties to the extent not inconsistent with such term sheets and chello will enter into such agreements with Austar, Telstra and VTR.

     (b) TERRITORY B.  With respect to Territory B:

     (i) At the request in writing of chello at any time during the Term of this Agreement, UGC will cause each relevant UGC Affiliate (other than Austar, Telstra and VTR and their respective subsidiaries), to enter into a chello Franchise Agreement within 60 days of such request or such longer period during the continuance of good faith negotiations between chello and the relevant UGC Affiliate regarding the content of such agreement.

     (ii) UGC may at any time during the term of this Agreement at its own initiative offer to chello to cause each or any relevant UGC Local Operator a majority of whose homes are, or will within a reasonable time be, connected to two-way upgraded HFC networks capable of providing the Services (or such lesser number of such homes as chello may agree is the minimum number of such homes necessary to justify, on an economic and resource allocation basis, roll-out of any Services to such UGC Local Operator), to enter into the agreement referred to in Section 2.01(b)(i) and chello shall enter into such agreement within 60 days of such request or such longer period during the continuance of good faith negotiations between chello and the relevant UGC Affiliate regarding the content of such agreement.

     (iii) If any of UGC or chello has offered or requested, as the case may be, to the other party to cause the relevant UGC Local Operator to enter into a chello Franchise Agreement with a relevant UGC Local Operator pursuant to
Section 2.01(b)(i) or (ii) and such an agreement is not entered into within 60 days of such offer solely as a result of the other party's failure to enter into the chello Franchise Agreement for a reason other than the continuation of good faith negotiations between chello and the relevant UGC Local Operator regarding the content of the chello Franchise Agreement, chello or the relevant UGC Local Operator, as the case may be, may enter into an agreement with a Competing Business (as defined in Section 3.02(a)).

     (c) COMPUTATION OF THE NUMBER OF TERRITORY B HOMES. For the avoidance of doubt, with respect to any UGC Local Operator, only those homes meeting the criteria set forth in the definition of Territory B shall count against the five million homes referred to in such definition.

     (d) LAUNCH OF chello SERVICES. With respect to Territories A and B, chello will launch the relevant Services within the period specified in the chello Franchise Agreement applicable to such UGC Affiliate, but, in any event, no later than a reasonable time after entering into chello Franchise Agreements with UGC Affiliates with respect to the Services.

     SECTION 2.02.  UGC'S OBLIGATIONS REGARDING TERRITORY C.

     (a) Where the board of directors of UGC resolves to offer any of the Services itself or through a UGC Local Operator or a third party in Territory C or where UGC or a UGC Affiliate received an offer in writing from a third party to provide any of such Services in Territory C that the board of directors of UGC resolves to offer itself, through a UGC Local Operator or such third party, UGC will either present the opportunity, cause the UGC Affiliate concerned to present the opportunity, or in the case of a Non-Controlled UGC Business or a third party, use commercially reasonable efforts to cause it to present the opportunity, first to chello, which shall have rights of first negotiation to provide such Services.

     (b) For purposes hereof, "rights of first negotiation" means, in respect of any individual opportunity relating to such Services in Territory C, chello's right to be offered the opportunity to enter into mutually exclusive good-faith negotiations with UGC and such other parties as may be involved with a view to reaching agreement on the financial and other relevant terms for provision of such Services. If chello declines the offer to negotiate, or if chello, UGC and such other parties are unable to agree on the relevant terms within 30 days after chello's receipt of the offer to negotiate, or such extension of such 30-day period as the parties may agree on, UGC and/or any UGC Affiliate may thereafter pursue the opportunity itself or during a period of 90 days commencing on the day immediately following expiry of such 30-day period or any extension thereof, offer the opportunity to third parties and enter into an agreement with a third party on financial and other relevant terms no more favorable to such third party than the terms offered to chello and rejected or not agreed to by chello. If (i) during such 90-day period UGC or any UGC Affiliate offers the opportunity to a third party on more favorable terms, or (ii) UGC or any UGC Affiliate has not reached a binding agreement with a third party with respect to such opportunity prior to the end of such 90-day period, such opportunity and terms must be offered to chello, and chello will again have rights of first negotiation in respect of such opportunity on such terms. Prior to executing any binding documentation with a third party with respect to the Services in Territory C, UGC will present a term sheet to the Board of Directors of chello specifying (unless disclosure thereof to chello is precluded by agreement) the terms finalized with such third party, prior to such terms becoming legally binding, and an Officer's Certificate confirming that the financial and other relevant terms are no more favorable to such third party than the terms that had been offered to and not accepted by chello and that such transaction has otherwise been negotiated and consummated in compliance with this Agreement.

     SECTION 2.03.  LIMITATIONS OF UGC'S OBLIGATIONS.

     (a) PRE-EXISTING CONTRACTS. UGC's obligations under Section 2.01(b) will not apply to any UGC Affiliate if it or UGC is bound by conflicting pre-existing contractual arrangements in relation to the Services and, after using commercially reasonable efforts, UGC is unable to cause such UGC Affiliate to enter into the standard chello Franchise Agreement. In this event, it is agreed that section 2.05 below will not apply to any other terms agreed by chello with any such UGC Affiliate which are more favorable than the terms set out in the chello Franchise Agreement.

     (b) CONFLICT. In the event of any conflict between the terms of this Agreement and any term of the Summarized UGC Local Operator Term Sheet or the franchise agreement in each case entered into under Section 2.01(a) or (b), the terms of this Agreement will prevail.

     SECTION 2.04. GOOD FAITH COOPERATION OF UGC LOCAL OPERATORS. UGC will use reasonable commercial efforts to cause the good faith cooperation of the UGC Local Operators in their ongoing relationships with chello and will assist and support chello in resolving any network performance, installation, billing, customer care, marketing or other service level issues it may have with UGC Local Operators.

     SECTION 2.05. MOST FAVORED NATION STATUS FOR UGC. Subject to Section 2.03(a) above, chello agrees that, if at any time during the term of the Agreement, it or any of its subsidiaries or controlled affiliates grants to any third party terms which, for comparable territories, services and local distribution technologies, are more favorable than terms agreed to by UGC and UGC Local Operators that have entered into a franchise agreement with chello, chello will offer such more favorable terms to UGC and such UGC Local Operator. If UGC or any UGC Local Operators accept new terms offered by chello under this Section 2.05, then, to the extent possible, those new terms take effect from the date on which the agreement with the third party has come or will come into operation. This Section 2.05, however, shall not be construed to (i) obligate chello or any of its subsidiaries or controlled affiliates to offer such more favorable terms to UGC or any UGC Local Operator to the extent such more favorable terms only appear in agreements in existence at the date of this Agreement or (ii) apply to provisions relating to the duration or the term of any agreement with a third party.

                                 ARTICLE III

                               NON-COMPETITION

     SECTION 3.01. UGC'S NON-COMPETE UNDERTAKING. Except as otherwise provided in this Agreement, during the term of any franchise agreement between chello and a UGC Local Operator, UGC will not compete with chello, whether directly or through any of UGC's subsidiaries, subject to fiduciary obligations, for the provision of (i) Category A Services to residential homes in such UGC Local Operator's Franchise Areas, (ii) Category A Services to businesses where UGC has granted exclusive rights to such UGC Local Operator to provide such Category A Services and (iii) Category B Services where such UGC Local Operator has agreed that such Category B Services will be provided by chello on an exclusive basis. Together, these non-compete activities are hereinafter referred to as "RESTRICTED ACTIVITIES".

     SECTION 3.02.  LIMITATIONS ON UGC'S NON-COMPETE UNDERTAKING.

     (a) With respect to Sections 2.02 and 3.01, UGC and its subsidiaries will nevertheless be entitled to (i) own voting interests of no more than 10% in Public Companies that directly compete with chello for the provision of Category A and B Services; (ii) own, lease and operate internet backbone connections; or (iii) acquire an interest in any business that competes with chello's Category A and B Services, if the competing business is not the acquired entity's Primary Business, provided that UGC will use reasonable commercial efforts to give chello the opportunity to purchase the competing part of the business ("COMPETING BUSINESS") in an arms' length transaction promptly subsequent to the acquisition. In the event that chello purchases the Competing Business or part thereof, homes to which chello provides any Category A or B Services as a result of such purchase shall not be counted towards the 3.2 million homes referred to in the definition of Territory B.

     (b) With respect to Section 3.01, each UGC Local Operator which has entered into a franchise agreement with chello shall nevertheless be entitled to engage or participate in limited testing, trials and similar activities with respect to any Restricted Activity so long as (i) such engagement or participation is solely for testing or trail purposes, (ii) such UGC Local Operator makes any such service available to a limited number of homes passed or businesses passed (which shall not exceed 50,000 in the aggregate), (iii) the duration of such testing or trial does not exceed six months and (iv) the public disclosures made by such UGC Local Operator shall not characterize or represent such services as other than a test or trial, provided, however, that such testing, trials and similar activities will (aa) not be permissible in any territory where chello has already launched any of the Services, (bb) not prevent chello from launching any of the Services anywhere (cc) will not be conducted in conjunction with a Competing Business and (dd) will not begin within 90 days prior to the commencement of chello's trials, testing or launching of any Services by chello in the relevant territory of which UGC is aware. Once chello furthermore launches any of the Services in a territory where testing, trials or similar activities as specified above are being conducted by UGC or a UGC Local Operator, UGC or the UGC Local Operator will promptly migrate to chello the customers to whom services are provided pursuant to this subsection. Each UGC Local Operator will agree that it will advise chello of its intention to conduct such testing, trial or other activity, and chello and each UGC Local Operator will agree to discuss in good faith arrangements to conduct such testing or trial jointly, provided that neither party shall be under any obligation to agree to any joint testing arrangements.

     SECTION 3.03. chello's NON-COMPETE UNDERTAKING. (a) During the respective terms of franchise agreements which remain in force between chello and the UGC Local Operators pursuant to which UGC Local Operators have agreed to provide such services exclusively through chello, chello will not, directly or indirectly, in the respective territories covered by each such franchise agreement, provide Category A or Category B Services to residential homes or businesses other than through UGC Local Operators.

     (b) Subject to Section 4.06, in any geographical area outside the territories covered by Section 3.03(a) and for so long as UGC holds 50% or more of the outstanding ordinary shares of UPC on a fully diluted basis and chello is a majority-owned affiliate of UPC; (i) chello shall not, and shall not permit its majority-owned affiliates to, pursue any video services or telephone opportunities (except for the provision of any Category A, B or C Services) in Saudi Arabia or in other markets outside of Europe or the Middle East as defined below unless (x) chello has first presented such opportunity through UPC in writing to the board of directors of UGC and (y) the members of the board of directors of UGC who are not officers or directors of UPC or chello have declined to pursue such opportunity in writing to UPC and chello; and (ii) chello may pursue any business in the United States and its territories and possessions without regard to the activities of UGC. UGC will respond with reasonable promptness after the presentation of the opportunity by chello pursuant to clause (i). For purposes of this Section 3.03(b), "Europe" means Albania, Austria, Belarus, Bosnia, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Moldova, The Netherlands, Norway, Poland, Portugal, Romania, Russia, Slovak Republic, Spain, Sweden, Switzerland, Ukraine and the United Kingdom and "Middle East" means Armenia, Azerbaijan, Bahrain, Cyprus, Egypt, Georgia, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Oman, Palestine, Qatar, Syria, Turkey, United Arab Emirates and Yemen; in each case as such territories are currently constituted or as they may be constituted in the future.

                                  ARTICLE IV

                                 MISCELLANEOUS

     SECTION 4.01 UGC FINANCIAL COVENANTS. chello will not take any actions or omit to take any action, which action or omission would result in any of UGC or its subsidiaries and certain restricted affiliates breaching any of its covenants under (i) its financing agreements are listed in Annex D hereto, a copy of each of which has been provided to chello provided, however, that UGC will keep chello informed of any material changes in the terms of these agreements and (ii) any other financing agreements to which UGC is a party governing indebtedness of UGC that replaces or refinances any indebtedness governed by the financing agreements referred to in (i) above, a copy of each of which will be provided to chello promptly upon its being executed provided, however, that UGC shall use reasonable efforts to ensure that changes to agreements referred to in (i) above and covenants in financing arrangements referred to in (ii) above are not materially more restrictive on actions of chello than the current covenants in agreements referred to in (i) above. In addition to the foregoing, without UGC's prior consent, chello will not take any action or omit to take any action the result of which would reduce the capacity of any of UGC and its subsidiaries and certain restricted affiliates to incur indebtedness or make investments or other restricted payments under such financing agreements provided, however, that this Section 4.01 shall not preclude chello from (x) operating its business in the ordinary course, or from incurring losses or operating with negative cash flow even though UGC's capacity to incur debt or make restricted payments may be reduced thereby or (y) entering into any transaction or agreement outside the ordinary course of business that has been approved by chello's supervisory board.

     SECTION 4.02. REPORTING REQUIREMENTS. Chello (i) will timely provide UGC with audited financial statements of chello in such form and with respect to such periods as UGC may reasonably request, until UGC is no longer required to include financial statements of chello in its filings with the Securities and Exchange Commission; (ii) will not alter or amend its accounting principles without the prior written consent of UGC, until such time as UGC no longer consolidates chello's financial results; (iii) will provide, prior to the beginning of the conversion period of chello's ordinary C shares held by UGC, information in connection with the arrangements concerning such shares; and (iv) will provide other information about chello and its subsidiaries which UPC may reasonably request. UGC will similarly timely provide chello with such financial information as chello may require to comply with its financial reporting obligations. chello and UGC will consent to the disclosure of all matters deemed necessary or appropriate by UGC or chello, as the case may be, in order to comply with its obligations under the U.S. securities laws.

     SECTION 4.03. COSTS OF chello INITIAL PUBLIC OFFERING. chello covenants and agrees with UGC that chello will pay or cause to be paid all fees, disbursements, costs and other expenses of whatsoever nature incurred by UGC, any UGC Affiliate or any Non-Controlled UGC Business in connection with chello's initial public offering up to a maximum of the difference of (a) US$1,000,000, including, but not limited to, the fees and disbursements of Holme Roberts & Owen minus (b) any such fees, disbursements, costs and other expenses paid by chello to or on behalf of UPC.

     SECTION 4.04. USE OF PROCEEDS BY chello. UGC hereby agrees that chello shall be permitted to use the proceeds chello receives from its initial public offering the sale by chello of shares to Microsoft Corporation ("MICROSOFT") pursuant to Microsoft's option with UPC and the sale to Liberty Media Corporation ("Liberty") to fund chello's own cash requirements, including without limitation to make investments in chello's fixed assets, property and other permitted investments under UGC's indentures; PROVIDED, HOWEVER, that if chello has not fully invested that portion of these proceeds that is required to be invested in fixed assets, property or other permitted investments under the indentures prior to the 21st Business Day before all such amounts are required to be so invested under the indentures and UGC makes an irrevocable offer to purchase notes pursuant to the terms of the indentures, chello shall hold in reserve such funds so that they are available at UGC's request as necessary to UGC or one of its subsidiaries to purchase any notes tendered; PROVIDED, FURTHER, that except as otherwise permitted under UGC's and UPC's indentures as the case may be, nothing herein shall restrict chello and its subsidiaries from paying dividends or making other distributions to or on behalf of, or paying any obligation to or on behalf of, or otherwise transferring assets or property to or on behalf of, or making or paying loans or advances to or on behalf of, UGC, UPC or any subsidiary (as defined in the indentures) of either of them. Any such loan to UGC or UPC shall be made pursuant to the terms of an intercompany note, the form of which is attached hereto as Annex E.

     SECTION 4.05. SHARES AS CONSIDERATION. In consideration of UGC entering into this Agreement and the rights obtained by chello under Section 4.06, chello will:

     (a) issue fully paid 28,372,930 ordinary shares B having a nominal value of 0.50 each of chello to UGC or one or more subsidiaries of UGC which UGC nominates for this purpose at such time or times as UGC shall direct.

     (b) issue fully paid 643,333 convertible shares C having a nominal value of 0.05 each of chello to UGC or one or more subsidiaries of UGC which UGC nominates for this purpose at such time as UGC shall direct. chello agrees that a portion of these shares may be reallocated between UPC and UGC to reflect their respective contributions to chello's aggregate revenues in the quarter ended December 31, 2003.

     SECTION 4.06. ASSIGNMENT OF RIGHTS. UGC shall execute a deed of assignment (the "DEED OF ASSIGNMENT") pursuant to which UGC shall assign to chello all of UGC's rights and benefits under Section 1(b) (Covenant Not to Compete) of the UGC Agreement BUT ONLY INSOFAR as such rights and benefits would restrict the ability of chello and its majority-owned affiliates (but not UGC and its other affiliates) to pursue the Services. The foregoing, however, is subject to any and all rights and benefits held by Austar United Communications Limited ("AUC") under the General Agreement, dated as of June 16, 1999, between UGC (formerly known as United International Holdings, Inc.) and AUC to the extent provided in the Deed of Assignment.

     SECTION 4.07. INDEMNIFICATION FOR LIABILITIES IN CONNECTION WITH THE UNDERWRITING AGREEMENT. As additional consideration for UGC agreeing to execute the underwriting agreement in connection with chello's initial public offering of securities (the "Underwriting Agreement"), chello shall indemnify, defend and hold harmless UGC from and against any and all claims, damages, liabilities or expenses (including court costs, reasonable expenses and reasonable attorney's fees) incurred in connection with any suit or claim that may be brought against UGC (collectively "LIABILITIES") based upon arising out of by reason of or otherwise in respect of or in connection with the Underwriting Agreement; PROVIDED, HOWEVER, that chello will not be liable to UGC (i) to the extent that it is finally judicially determined that such Liabilities resulted from the wilful misconduct or gross negligence of UGC,
(ii) to the extent that it is finally judicially determined that such Liabilities resulted solely from the material breach by UGC of any representation, warranty, covenant or other agreement of UGC contained in the Underwriting Agreement or (iii) to the extent that such claims, damages, liabilities or expenses result from any material omission or misstatement in information provided by UGC for purposes of inclusion in the registration statement relating to chello's initial public offering at the time of effectiveness, PROVIDED FURTHER, that if and to the extent that such indemnification is unenforceable for any reason, chello shall make the maximum contribution to the payment and satisfaction of such indemnified liability which shall be permissible under applicable laws. The indemnification and contribution provided for in this Section 4.07 will remain in full force and effect regardless of any investigation made by or on behalf of UGC.

     SECTION 4.08. REGISTRATION RIGHTS AGREEMENT. chello and UGC agree to enter into a Registration Rights Agreement in the form attached as Annex F hereto.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     SECTION 5.01. REPRESENTATIONS AND WARRANTIES OF UGC

     (a) ORGANIZATION AND AUTHORITY. UGC is a company duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by UGC, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on its part. This Agreement has been duly executed by UGC and (assuming due authorization, execution and delivery by the other person signatory hereto) this Agreement constitutes a legal, valid and binding obligation of UGC enforceable against it in accordance with its terms.

     (b) NO CONFLICT. The execution and performance of this Agreement by UGC do not and will not (i) violate, conflict with or result in the breach of any provision of its Articles of Association, (ii) conflict with or violate any law, governmental regulation or governmental order applicable to UGC or any of its subsidiaries, except chello, or any of its or their assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event with which the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which UGC or any of its subsidiaries, except chello, is bound; except to the extent that any conflict under (ii) or (iii) above would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     (c) OPERATING PERMITS, LICENSES, CONSENTS, ETC. Each of UGC and its relevant Affiliates has obtained all permits, governmental licenses, authorizations, qualifications, consents and approvals, technology licenses and contractual consents, waivers and amendments as are necessary for the conduct of its business and the business of each of the UGC Affiliates in all jurisdictions as carried out on the date hereof, including, without limitation, all cable franchises and telecommunication permits, licenses and consents, except in each case to the extent that the failure to obtain or maintain such permits, governmental licenses, authorizations, qualifications, consents and approvals, technology licenses and contractual consents, waivers and amendments would not adversely affect UGC or its Affiliates' ability to perform its or their obligations under this Agreement and the transactions contemplated hereby or would not have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of UGC or any of its Affiliates.

     SECTION 5.02. REPRESENTATIONS AND WARRANTIES OF chello.

     (a) DUE ORGANIZATION AND AUTHORIZATION. chello is a limited liability company duly organized, validly existing and in good standing under the laws of the Netherlands and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by chello, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by chello and (assuming due authorization, execution and delivery by the other person signatory hereto) this Agreement constitutes a legal, valid and binding obligation of chello enforceable against it in accordance with its terms.

     (b) NO CONFLICT. The execution delivery and performance of this Agreement by chello do not and will not (i) violate, conflict with or result in the breach of any provision of its Articles of Association, (ii) conflict with or violate any Law or governmental order applicable to chello or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event with which the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which chello is bound; except to the extent that any conflict under (ii) or (iii) above would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     (c) OPERATING PERMITS, LICENSES, CONSENTS, ETC. Each of chello and its relevant Affiliates has obtained all permits, governmental licenses, authorizations, qualifications, consents and approvals, technology licenses and contractual consents, waivers and amendments as are necessary for the conduct of its business and the business of each of the relevant chello Affiliates in all jurisdictions as carried out on the date hereof, including, without limitation, any telecommunications permits, licenses and consents, except in each case to the extent that the failure to obtain or maintain such permits, governmental licenses, authorizations, qualifications, consents and approvals, technology licenses and contractual consents, waivers and amendments would not adversely affect chello or its Affiliates' ability to perform its or their obligations under this Agreement and the transactions contemplated hereby or would not have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of chello or any of its relevant Affiliates.

                                  ARTICLE VI

            INDEMNIFICATION, LIMITATION OF WARRANTY AND LIABILITY

         SECTION 6.01. UGC INDEMNIFICATION. UGC shall indemnify, defend and hold harmless chello, its affiliates and their respective shareholders, members, officers, agents, directors and employees (the "CHELLO PARTIES") from and against any and all claims, damages, liability or expenses (including court costs, reasonable expenses and reasonable attorney's fees) incurred in connection with any suit or claim that may be brought against the chello Parties by third parties (other than the UGC Affiliates or the Non-Controlled UGC Businesses) to the extent that such claims, damages, liabilities and expenses arise out of or accrue from (i) the negligence, bad faith or wilful misconduct of UGC in performance of its obligations under this Agreement; (ii) any misrepresentation or breach of any representations or warranties of UGC set forth in this Agreement; (iii) any non-compliance by UGC with any covenants, agreements or undertakings of such party contained in the Agreement; or (iv) UGC's failure to comply with any Laws.

         SECTION 6.02. INDEMNIFICATION BY CHELLO. Chello shall indemnify, defend and hold harmless UGC, its Affiliates and their respective shareholders, members, officers, agents, directors and employees (the "UGC PARTIES") from and against any and all claims, damages, liability or expenses (including court costs, reasonable expenses and reasonable attorney's fees) incurred in connection with any suit or claim that may be brought against the UGC Parties by third parties, to the extent that such claims, damages, liabilities and expenses arise out of or accrue from (i) the negligence, bad faith or wilful misconduct of chello in performance of its obligations under this Agreement; (ii) any misrepresentation or breach of any representations or warranties of chello set forth in this Agreement; (iii) any non-compliance by chello with any covenants, agreements or undertakings of such party contained in the Agreement; and (iv) the failure of chello to comply with any Laws.

         SECTION 6.03. INDEMNIFICATION PROCEDURES. Whenever the chello Parties or the UGC Parties, as the case may be (the "INDEMNIFIED PARTY") shall become aware that a claim by a third party has been asserted or threatened which, if valid, would subject UGC or chello, as the case may be (the "INDEMNIFYING PARTY"), to an indemnity obligation under this Agreement, the Indemnified Party promptly will notify the Indemnifying Party in writing of such claim in sufficient detail to enable the Indemnifying Party to evaluate the claim. The Indemnifying Party will have the right, but not the obligation, to assume the defense of such claim. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) days after the receipt of notice of the claim, the Indemnified Party (upon delivering written notice to such effect to the Indemnifying Party) shall have the right to undertake, at the Indemnifying Party's cost and expense, the defense, compromise or settlement of such claim, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof, and provided however that the Indemnified Party shall not enter into any such compromise or settlement without the written consent (such consent not being unreasonably withheld) of the Indemnifying Party. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

                                 ARTICLE VII

                             DISPUTE RESOLUTION

         SECTION 7.01. COOPERATION AND SUPPORT; PROCEDURES FOR DISPUTE RESOLUTION. The parties acknowledge and agree that cooperation and mutual support will be necessary to achieve the purposes contemplated by several provisions of this Agreement. Chello and UGC shall therefore attempt to resolve any dispute relating to the Agreement promptly and effectively in the context of such purposes. In the event the parties are unable to do so, all disputes arising in connection with this Agreement shall be settled according to the following provisions:

         (a) If either party believes that the other party has materially breached this Agreement, or if any other dispute regarding the interpretation or implementation of the Agreement arises, the dispute or alleged breach shall be referred, by means of a written notice which sets out facts and circumstances in reasonably sufficient detail for a determination to be made on the basis thereof, to the chief executive officers of each of chello and UGC (the "CEOs"). The CEOs will then in good faith attempt, in communications which shall include at least one face-to-face meeting, to resolve the allegation or dispute and to reach agreement on remedial steps, if any, to be taken by the offending party or any other measures to resolve the allegation or dispute.

         (b) If the CEOs fail to reach a joint decision within 14 days after the receipt of the written notice referred to in section 7.01(a) above, each of chello and UGC will appoint a member of the Supervisory Board of chello which was neither nominated nor appointed by chello or UGC (the "INDEPENDENT MEMBERS") to a committee which will include the CEOs and the Independent Members (the "DISPUTE RESOLUTION COMMITTEE"). The Dispute Resolution Committee will then in good faith attempt, in the same manner as described in subsection 7.01(a) above, to resolve the matter.

         (c) If the Dispute Resolution Committee fails to reach a joint decision within 21 days after the written notice referred to in subsection 7.01(a) above, then either party may submit the matter to arbitration. Such dispute will thereupon be finally settled under the Rules of Arbitration of the London Court of International Arbitration by a panel of three arbitrators, one appointed by chello, one appointed by UGC and the third appointed by the two arbitrators appointed by chello and UGC. In the event that chello or UGC fails to appoint an arbitrator within 30 days of notice of the submission of the dispute to arbitration or the two arbitrators fail to appoint a third within 30 days of the appointment of the second of such arbitrators, then any party may request the London Court of International Arbitration to appoint an arbitrator. In making any selection of arbitrators, the London Court of International Arbitration shall take into consideration the expertise of potential candidates in the field of telecommunications. The arbitration shall take place in London, United Kingdom. The arbitral proceedings shall be conducted in the English language.

                                 ARTICLE VIII

                                 TERMINATION

         SECTION 8.01. TERM. Subject to Section 8.02 and 8.03, and except for (i) the representations and warranties and the indemnification obligations of each of the parties, which shall survive the termination of this Agreement indefinitely, (ii) the non-compete obligations of each of UGC and chello pursuant to Sections 3.01 and 3.03 respectively, which shall survive for the periods stated in those sections, (iii) Section 4.01, which shall survive for so long as chello's conduct may impact on the compliance of covenants under UGC's financing agreements and (iv) Section 4.02, which shall survive for so long as UGC or chello requires the information stated therein for purposes of compliance with its reporting requirements, as stated therein, this Agreement shall remain in force for seven (7) years from the date hereof.

         SECTION 8.02. TERM AS TO TERRITORY A. With respect to Territory A, this Agreement shall remain in force for the respective periods set forth in the Austar, Telstra and VTR franchise agreements, entered into pursuant to the Austar and Telstra Term Sheet and the VTR Term Sheet, respectively.

         SECTION 8.03. TERMINATION BY EITHER PARTY. This Agreement shall be subject to termination upon the occurrence of any of the following events. Either party may terminate immediately upon notice if:

                  (i) the other party files a petition for bankruptcy or is adjudicated as bankrupt (or the equivalent in any country in which either party operates);

                  (ii) a petition in bankruptcy (or the equivalent in any country in which either party operates) is filed against the other party and such petition is not removed or resolved within thirty (30) calendar days;

                  (iii) the other party becomes insolvent or makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy laws;

                  (iv)  the other party discontinues its business; or

                  (v) a receiver is appointed for the other party or its business.

         SECTION 8.04.     EFFECT OF TERMINATION.

         (a) Termination of this Agreement by either party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party hereto from any liability for breach of such party's obligations under this Agreement.

         (b) Within 60 calendar days following the expiration or termination of this Agreement, each party shall pay to the other party all sums, if any, due and owing as of the date of expiration or termination, net of any amounts due from the other party as of such date.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     SECTION 9.01. EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram or by telex to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.02):

     (a)  if to UGC:

               UnitedGlobalCom, Inc.
               Attention: President and Legal Department
               4643 South Ulster Street
               Denver, Colorado 80237
               USA

               Telecopy: +1 303 770 4207

     (b)  if to chello:

               chello broadband N.V.
               Attention: General Counsel
               Boeing Avenue 101
               1119 PE Schipol-Rijk
               The Netherlands
               Telecopy: +31 20 778 8000

     SECTION 9.03. HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.04. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     SECTION 9.05. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between UGC and chello with respect to the subject matter hereof.

     SECTION 9.06. ASSIGNMENT. Except as provided herein, this Agreement may not be assigned without the express written consent of chello and UGC (which consent may not be unreasonably withheld). Notwithstanding the foregoing, this Agreement may be assigned by either party to any entity directly or indirectly controlling or controlled by or under common control with the party concerned. For purposes of this Section 9.06, "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership or voting power or contract. This Agreement will be binding on the parties and their respective successors and permitted assigns.

     SECTION 9.07. NO THIRD PARTY BENEFICIARIES. Except for the provisions of Article VI this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.08. FURTHER ASSURANCES; NO CONFLICTS. Each party, to the fullest extent permitted by applicable Law, shall take all actions and execute and deliver all documents as reasonably necessary to fulfill and accomplish the purposes and transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, but subject to
Section 2.03, UGC shall not be required to cause or procure that any third party, including any UGC Local Operator, take or omit any action if any contractual, fiduciary or other obligation of UGC or its affiliates would preclude UGC from doing so or result in a breach or default of any such obligation, provided, however, that in such an event UGC shall use commercially reasonable efforts to achieve the intended objective of such action or omission by means which would not result in such a breach or default, or which is not precluded by such obligations, PROVIDED, FURTHER that, except as otherwise specifically required by this Agreement, no loan agreement or contract for borrowed money shall be repaid, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to UGC or any of its affiliates in order to achieve such objective and neither UGC nor any of its affiliates shall be required to make any cash payment or relinquish any property or contractual rights to achieve such objective except for filing fees and reasonable expenses of attorneys and accountants.

     SECTION 9.09. NO PARTNERSHIP. No provision of this Agreement creates a partnership or joint venture between or among any of the parties or makes a party the agent of another party for any purpose. A party has no authority or power to bind, to contract in the name of, or to create a liability for the other party in any way or for any purpose.

     SECTION 9.10. AMENDMENT. This Agreement may not be amended or modified except by an instrument in writing signed by chello and UGC.

     SECTION 9.11. GOVERNING LAW. This agreement shall be governed by, and construed in accordance with, the Laws of The Netherlands.

     SECTION 9.12. COUNTERPARTS. This agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, chello and UGC have executed or have caused their respective officers thereunto duly authorized to execute this agreement as of the date first written above.


                                       CHELLO BROADBAND N.V.


                                       By:  /s/  Roger Lynch
                                          --------------------------------
                                          Name:   Roger Lynch
                                          Title:  CEO


                                       By:  /s/  David Maisel
                                          --------------------------------
                                          Name:   David Maisel
                                          Title:  Managing Director Corporate
                                                  Development


                                       UNITEDGLOBALCOM, INC.


                                       By: /s/ Michael T. Fries
                                          --------------------------------
                                          Name:   Michael T. Fries
                                          Title:  President and COO